Exhibit 5.1
[LETTERHEAD OF BAKER BOTTS L.L.P.]
January 23, 2007
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662
Ladies and Gentlemen:
     We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of up to 500,000 common units representing limited partner interests in the Partnership (the “Units”) in connection with the Martin Resource Management Corporation Purchase Plan for Units of the Partnership (the “Plan”).
     As the basis for the opinion hereinafter expressed, we examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement’) and the Certificate of Limited Partnership of the Partnership, each as amended to date, (c) the Limited Liability Company Agreement of Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to date, (d) partnership records of the Partnership, (e) limited liability company records of the General Partner, including minute books furnished to us by the General Partner, and (f) certificates of public officials and of officers or other representatives of the Partnership and the General Partner; and (ii) statutes, including the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), and other instruments and documents.
     We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the DRULPA.
     2. In the case of any Units to be originally issued by the Partnership pursuant to the provisions of the Plan, and, if applicable, following due authorization of a particular award

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under the Plan pursuant to, and in accordance with, the Plan such Units will have been duly authorized in accordance with the Partnership Agreement.
     3. Upon issuance and delivery of the Units from time to time in accordance with the terms of the Plan for the consideration established by the Plan and, if applicable, pursuant to the terms and conditions of a particular award under the Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the administrators of the Plan as provided therein, such Units will be validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable except as such nonassessability may be affected by the matters below:
     (a) If a court were to determine, that the right, or the exercise of the right, under the Partnership Agreement by the holders of the Units (the “Limited Partners”) of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement, or (iii) to take certain other actions under the Partnership Agreement, constitutes “participation in the control” of the Partnership’s business for the purposes of the DRULPA, then the Limited Partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the conduct of any of the Limited Partners, that such Limited Partner is a general partner.
     (b) Section 17-607 of DRULPA provides that a Limited Partner who receives a distribution and knew at the time of the distribution that it was made in violation of DRULPA shall be liable to the Partnership for three years for the amount of the distribution.
     This opinion is limited to the original issuance of Units by the Partnership and does not cover Units delivered by the Partnership out of Units previously issued by the Partnership and reacquired by it or Units delivered by Martin Resource Management Corporation out of Units previously issued by the Partnership and acquired by Martin Resource Management Corporation.
     The foregoing opinion is based on and is limited in all respects to federal laws and the express provisions of DRULPA, and we render no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
     Very truly yours,
     /s/  Baker Botts L.L.P.
     Baker Botts L.L.P.